Exhibit 4.9

EIGHTH AMENDMENT TO THE RIGHTS AGREEMENT

EIGHTH AMENDMENT (this “Amendment”) dated as of July 26, 2024, to the RIGHTS AGREEMENT dated as of November 23, 2007 (the “Rights Agreement”), between Trip.com Group Limited, a company incorporated with limited liability under the Cayman Islands Companies Law (the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation (the “Rights Agent”), as amended by a First Amendment to the Rights Agreement dated as of August 7, 2014, entered into by and between the Company and the Rights Agent (“Amendment No. 1”), a Second Amendment to the Rights Agreement dated as of August 7, 2014, entered into by and between the Company and the Rights Agent (“Amendment No. 2”), a Third Amendment to the Rights Agreement dated as of May 29, 2015, entered into by and between the Company and the Rights Agent (“Amendment No. 3”), a Fourth Amendment to the Rights Agreement dated as of October 26, 2015, entered into by and between the Company and the Rights Agent (“Amendment No. 4”), a Fifth Amendment to the Rights Agreement dated as of December 23, 2015, entered into by and between the Company and the Rights Agent (“Amendment No. 5”), a Sixth Amendment to the Rights Agreement dated as of August 30, 2019, entered into by and between the Company and the Rights Agent (“Amendment No. 6”), and a Seventh Amendment to the Rights Agreement dated as of November 13, 2019, entered into by and between the Company and the Rights Agent (“Amendment No. 7,” and together with Amendment No. 6, Amendment No. 5, Amendment No. 4, Amendment No. 3, Amendment No. 2, and Amendment No. 1, the “Prior Amendments”). Capitalized terms used herein shall have the same meanings ascribed to them in the Rights Agreement.

WHEREAS the Company may, at its option, amend the Rights Agreement (subject to certain conditions including no adverse effect on the interests of the holders of Rights as such), including extending the Final Expiration Date to another date, without the approval of any holders of Rights, ADSs or Ordinary Shares pursuant to the provisions of Section 28 of the Rights Agreement;

WHEREAS the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement pursuant to Section 28 of the Rights Agreement; and

WHEREAS the Board desires to change the Final Expiration Date to July 25, 2034, and the Company desires to amend the corresponding provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement, the Prior Amendments, and this Amendment, the parties hereto hereby agree as follows:

Section 1. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by (a) deleting the date “August 6, 2024” and (b) replacing it with “July 25, 2034.”

Section 2. Amendment of Section 11(d). The first sentence of Section 11(d) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(d) Current Per Share Market Price. For the purpose of any computation hereunder, other than computations made pursuant to Section 11(a), the “current market price” per Ordinary Share on any date shall be deemed to be the average of the daily closing prices per ADS, divided by the number of Ordinary Shares then represented by one ADS, for the thirty (30) consecutive Trading Days immediately prior to such date and, for purposes of computations made pursuant to Section 11(a), the “current market price” per Ordinary Share on any date shall be deemed to be the average of the daily closing prices per ADS, divided by the number of Ordinary Shares then represented by one ADS, for the ten (10) consecutive Trading Days immediately following such date; provided, however, that in the event that the current market price per Ordinary Share is determined during the period following the announcement by the issuer of such Ordinary Shares of (A) a dividend or distribution on such Ordinary Shares payable in Ordinary Shares or securities convertible into Ordinary Shares (other than the Rights) or (B) any subdivision, combination or reclassification of such Ordinary Shares, and prior to the expiration of the requisite thirty (30) Trading Day or ten (10) Trading Day period, as set forth above, after the ex-dividend date for such dividend or distribution or the record date for such subdivision, combination or reclassification, then, and in each such case, the current market price shall be appropriately adjusted to take into account ex-dividend trading.

Section 3. Amendment of Section 27. Section 27 of the Rights Agreement is hereby amended by (a) deleting the mailing addresses of the Company and the Rights Agent and (b) replacing them with the following, as applicable:

Trip.com Group Limited

30 Raffles Place, #29-01

Singapore 048622

Attention: Chief Financial Officer

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

Attention: Manager, ADR Division

Section 4. Amendment of Exhibit A. Each of the first sentence of the introductory paragraph commencing with “NOT EXERCISABLE AFTER” and the first sentence of the first paragraph commencing with “This certifies that” of Exhibit A to the Rights Agreement is hereby amended by (a) deleting the date “August 6, 2024” and (b) replacing it with “July 25, 2034.”

Section 5. Amendment of Exhibit B. The fourth paragraph under the caption of “Distribution Date; Transfer of Rights” commencing with “The Rights are” of Exhibit B to the Rights Agreement is here by amended by (a) deleting the date “August 6, 2024” and (b) replacing it with “July 25, 2034.”

Section 6. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

Section 7. Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of New York, U.S.A. All actions and proceedings brought by the Rights Agent relating to or arising from, directly or indirectly, this Amendment may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices under the Rights Agreement. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Amendment.

Section 8. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be effective as of the date hereof.

Section 9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions.

Section 10. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

Section 11. Severability. If any term, provision, covenant, or restriction to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 12. Further Assurances. Each of the parties hereby agrees to execute and deliver, upon the written request of any other party, any and all such further instruments and documents as are reasonably appropriate for this Amendment to be fully effective.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Trip.com Group Limited

By	/s/ Cindy Xiaofan Wang
Name: Cindy Xiaofan Wang
Title: Chief Financial Officer

The Bank of New York Mellon

By	/s/ Alan MacAlpine
Name: Alan MacAlpine
Title: Director

[Signature Page to the 8th Amendment to the Rights Agreement]